Exhibit 10.1

Management Equity Investment and Incentive Term Sheet

Name:	Robert B. Mahoney

Effective Date:	May 11, 2009

Term:	Three years, commencing on the Effective Date, subject to earlier termination by either party; term of employment shall automatically be renewed for consecutive one-year terms at the end of the initial term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term.

Position:	Chief Financial Officer of Noranda Aluminum, Inc., Noranda Intermediate Holding Corporation (the “Company”) and Noranda Aluminum Holding Corporation (the “Parent”)

Location:	You will be based out of the Company’s headquarters in Franklin, Tennessee during the regular business work week (i.e., Monday to Friday) except for travel on Company business or during vacation or holidays.

Base Salary:	$375,000

Annual Incentive Bonus:	Targeted annual bonus amount is 60% of base salary, with target payout primarily dependent upon achievement of the targets set forth for you in the Company’s bonus plan.

Employee Benefits:	You will participate in the employee benefits plans made available to senior executives of the Company.

Vacation:	You will be entitled to four weeks per annum of paid vacation.

Severance:	In the event that your employment is terminated by the Company without Cause or you resign your employment for Good Reason, subject to your execution and non-revocation of a release, the Company will pay you (i) severance in an amount equal to your then-current base salary for a period of 12 months (the “Severance Period”), and (ii) a pro rata portion of your annual bonus with respect to the portion of the year in which your termination occurs based on the Company’s actual performance for such full year and payable at such time as annual bonuses are otherwise paid by the Company. Amounts owed under (i) of this paragraph shall be payable in accordance with the Company’s regular payroll practices in the same amounts per payroll cycle in effect immediately prior to termination until the end of the calendar year in which termination occurs and then in a lump sum payable in the first month of the year following termination. The Company will also provide you (and your eligible dependants) continued health benefits during any notice period as if you were covered by the Company’s general severance plan for executives.

You will not be entitled to any severance (other than accrued and unpaid Base Salary) in the event that your employment with the Company is terminated for Cause or you resign without Good Reason.

Initial Share Purchase:	You will, as of the Effective Date, be permitted to purchase 30,000 shares of Parent common stock. The purchase price per share will be fair market value of the Parent shares at time of purchase (currently $1.37 per share).

Initial Option Grant:	As soon as practicable following the Effective Date, and presuming you have made the Initial Share Purchase as described above, you will be granted options to purchase 60,000 shares of Parent common stock. The Initial Options will have an exercise price equal to the fair market value of Parent common stock on the date of grant (which is currently $1.37 per share of Parent common stock).

The Initial Options will vest according to the schedule below, provided that you are employed with the Company and its subsidiaries through each applicable vesting date:

Effective Anniversary Vesting Date	Number of Options
12th month	9,000 (15%)
24th month	9,000 (15%)
36th month	12,000 (20%)
48th month	15,000 (25%)
60th month	15,000 (25%)
Total	60,000 (100%)
In the event of a sale of the Parent, all unvested Initial Options shall vest on the earlier of (i) the 18-month anniversary of the consummation of such sale or (ii) termination of your employment without Cause or for Good Reason during such 18-month period. Your unvested options will otherwise continue to vest in accordance with the schedule set forth above.

The Initial Options will generally have a 90-day post-termination exercise period (180 days for death or disability), except that all options are forfeited on a termination for Cause.
The Parent Options will have a scheduled term of no less than 10 years.

Relocation:	Relocation benefits provided pursuant to the Noranda Relocation Policy for Senior Executives. A copy of that policy is attached for your review.

COBRA Reimbursement:	Due to the fact that the Noranda Health Insurance Program requires a 60 day waiting period for eligibility, Noranda will reimburse you for COBRA premiums which you must pay, if any, to continue your medical coverage with your current insurance provider for that 60 day period.

Our offer of employment is contingent upon your completion of a physical exam, including substance screening, which the Company will make available at your convenience and at Company expense.

NORANDA ALUMINUM HOLDING CORPORATION

BY: /s/Alan K. Brown
Name: Alan K. Brown, Esq.
General Counsel/Vice President- Human Resources

Please signify your acceptance of this offer of employment by signing as indicated below.

/s/Robert B. Mahoney
Robert B. Mahoney